Exhibit 5.1

April 30, 2001

Polycom, Inc.
1565 Barber Lane
Milpitas, CA 95035

    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Polycom, Inc. ("Polycom") with the Securities and Exchange Commission on or about April 30, 2001, in connection with the registration under the Securities Act of 1933, as amended, of an additional 248,597 shares (the "Shares") of Common Stock to be issued under the Circa Communications, Ltd. Stock Option Plan (the "Plan"), assumed by Polycom, pursuant to the Share Purchase Agreement dated September 11, 2000 by and among Polycom, the Circa Shareholders. and Circa Communications, Ltd.

    It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plan, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                      Very truly yours,

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.